Exhibit 10.8

STANDARD FORM

INDUSTRIAL BUILDING LEASE

(MULTI-TENANT)

1. BASIC TERMS. This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1.	Effective Date of Lease: March 12, 2007

1.2.	Landlord: First Industrial, L.P., a Delaware partnership

1.3.	Tenant: InSys Therapeutics, Inc., a Delaware corporation

1.4.	Premises: Approximately 15,839 rentable square feet in the building commonly known as Phoenix Tech Center located at 10220 S. 51st Street, Phoenix, Arizona 85044 (the “Building”).

1.5.	Property: See Exhibit A.

1.6.	Lease Term: Five (5) years, (“Term”), commencing November 1, 2007 (“Rent Commencement Date”) and ending October 31, 2012, subject to Section 5.2 below (“Expiration Date”).

1.7.	Permitted Uses: Operation of administrative and sales offices, research and development and testing of therapeutics and related uses thereof.

1.8.	Tenant’s Guarantor: None

1.9.	Brokers: (See Section 23): (A) Tenant’s Broker: Grubb & Ellis/BRE Commercial, LLC; and (B) Landlord’s Broker: Grubb & Ellis/BRE Commercial, LLC

1.10.	Security/Damage Deposit: (See Section 4.4): $26,719.47. Additionally, InSys Therapeutics, Inc. shall secure a letter of credit with Bank of America in accordance with the terms of Section 4.4.2.

1.11.	Initial Estimated Additional Rent Payable by Tenant: $3,959.75 per month

1.12.	Tenant’s Proportionate Share: 69%

1.13.	Exhibits to Lease: The following exhibits are attached to and made a part of this Lease: A (Property); A-1 (Premises); B (Tenant Operations Inquiry Form); C (Tenant’s Work); D (Confirmation of Commencement Date); E (Broom Clean Condition and Repair Requirements); F (Rules and Regulations); and G (Employee Parking Area)

2. LEASE OF PREMISES; RENT.

2.1. Lease of Premises for Lease Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

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2.2. Types of Rental Payment. Tenant shall pay net base rent to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease (the “Base Rent”) in the amounts and for the periods as set forth below, together with all rent tax payable with respect thereto, beginning on the Rent Commencement Date:

Rental Payments

Months	Monthly Base Rent	Per Sq. Ft./Per Month
11/01/07 – 06/30/09	$14,730.27	$0.93
07/01/09 – 02/28/11	$15,466.78	$0.9765
03/01/11 – 10/31/12	$16,239.73	$1.0253

Tenant shall also pay (a) Tenant’s Proportionate Share (as set forth in Section 1.12) of Operating Expenses (as hereinafter defined), and (b) any other amounts owed by Tenant hereunder (collectively, “Additional Rent”). In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 5 days after the due date thereof, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the “Late Charge”) shall be imposed with respect to the then-delinquent Rent (as defined below) payment; provided, however, that with respect to the first late payment of Rent in any twelve (12) month period, Landlord shall provide written notice to Tenant of such late payment and the Late Charge shall not be payable unless Tenant shall fail to cure such late payment within five (5) days after receipt of Landlord’s written notice. For purposes of this Lease, the Late Charge, Default Interest, as defined in Section 22.3 below, Base Rent and Additional Rent shall collectively be referred to as “Rent.” All Rent shall be paid by Tenant to Landlord, c/o First Industrial, L.P., 21125 Network Place, Chicago IL 600673-1211 or if sent by overnight courier, Bank One 7th Floor Mailroom 525 W. Monroe Chicago IL 60661 Attn: First Industrial LP at 21125 Network Place (or such other entity designated as Landlord’s management agent, if any, and if Landlord so appoints such a management agent, the “Agent”), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing to Tenant.

2.3. Covenants Concerning Rental Payments. Commencing on the Rent Commencement Date, Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff, except as otherwise provided herein. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Rent Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis (based on a 360 day, 12 month year) and paid to Landlord on the Rent Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in Section 1.6 occurs.

3. OPERATING EXPENSES.

3.1. Definitional Terms Relating to Additional Rent. For purposes of this Section and other relevant provisions of the Lease:

3.1.1. Operating Expenses. The term “Operating Expenses” shall mean all costs and expenses paid or incurred by Landlord with respect to, or in connection with, the ownership,

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repair, restoration, maintenance and operation of the Property. Operating Expenses may include, but are not limited to, any or all of the following: (i) services provided directly by employees of Landlord or Agent in connection with the operation, maintenance or rendition of other services to or for the Property; (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises, including, without limitation, the Common Areas (as hereinafter defined), together with any taxes on such utilities; (iii) all market-based premiums for commercial property, casualty, general liability, boiler, flood, earthquake, terrorism and all other types of insurance provided by Landlord and relating to the Property, all reasonable administrative costs incurred in connection with the procurement and implementation of such insurance policies, and all deductibles paid by Landlord pursuant to insurance policies required to be maintained by Landlord under this Lease; (iv) management fees to Landlord or Agent or other persons or management entities actually involved in the management and operation of the Property, which management fee shall not exceed 5% per annum of all Rent, collected from all tenants in the Property; (v) any capital improvements made by, or on behalf of, Landlord to the Property that are either or both (a) designed to reduce Operating Expenses and (b) required to keep the Property in compliance with all governmental laws, rules and regulations applicable thereto, from time to time, the cost of which capital improvements shall be reasonably amortized by Landlord over the useful life of the improvement, in accordance with generally accepted accounting principles; (vi) all professional fees incurred in connection with the operation, management and maintenance of the Property; (vii) Taxes, as hereinafter defined in Section 3.1.3; and (viii) dues, fees or other costs and expenses, of any nature, due and payable to any association or comparable entity to which Landlord, as owner of the Property, is a member or otherwise belongs and that governs or controls any aspect of the ownership and operation of the Property; and (ix) any real estate taxes and common area maintenance expenses levied against, or attributable to, the Property under any declaration of covenants, conditions and restrictions, reciprocal easement agreement or comparable arrangement that encumbers and benefits the Property and other real property (e.g., a business park).

3.1.2. Notwithstanding the foregoing, Operating Expenses shall not include the following: (i) any costs or expenses for which Landlord is reimbursed or indemnified (whether by an insurer, condemnor, tenant or otherwise); (ii) overhead and administrative costs of Landlord not directly incurred in the operation and/or maintenance of the Property; (iii) depreciation or amortization of the Building or its contents or components; (iv) capital expenditures, except to the extent provided in Section 3.1.1(v) above; (v) expenses for the preparation of space or other work which Landlord performs for any tenant or prospective tenant of the Building; (vi) expenses incurred in leasing or obtaining new tenants or retaining existing tenants, including leasing commissions, legal expenses, advertising or promotion; (vii) legal expenses incurred in enforcing the terms of any lease; (viii) interest, amortization or other costs, including legal fees, associated with any mortgage, loan or refinancing of the Building or the Common Areas; (ix) expenses incurred for any necessary replacement of any item to the extent that it is covered under warranty; (x) the cost of any item or service which Tenant separately reimburses Landlord or pays to third parties, or that Landlord provides selectively to one or more tenants of the Building, other than Tenant, whether or not Landlord is reimbursed by such other tenant(s), including the actual cost of any special electrical, heating, ventilation or air conditioning required by any tenant that exceeds normal building standards or is required during times other than the business hours stated in this Lease; (xi) accounting and legal fees relating to the ownership, construction, leasing or sale of the Common Areas; (xii) any interest or penalty incurred due to the late payment of any Operating Expense; (xiii) the cost of correcting defects in the construction of the Building or the Common Areas; provided, however, that repairs resulting from ordinary wear and tear shall not be deemed to be defects; (xiv) the initial cost of tools and small equipment used in the operation and maintenance of the Building, and the Common Areas which do not exceed the cost of $1,000 per year in the aggregate; (xv) the initial cost or the replacement cost of any permanent landscaping or the regular landscaping maintenance for any property other than the Property, unless associated with fees or charges arising from or in connection with any governing association or the vested owners for the Building; (xvi) the cost of correcting any applicable

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building or fire code violation(s) of any other applicable law relating to the Building, or the Common Areas, or the cost of any penalty or fine incurred for noncompliance with the same; (xvii) any costs incurred to test, survey, cleanup, contain, abate or remove any environmental or hazardous waste or materials, including asbestos containing materials from the Building or the Common Areas or to remedy any breach or violation of any environmental laws; (xviii) any personal property taxes of the Landlord for equipment or items not used directly in the operation or maintenance of the Building, nor connected therewith; (xix) all expenditures pertaining to administration of the Building or the Common Areas including payroll and payroll-related expenses associated with administrative and clerical personnel except to the extent attributable based on time actually spent on the operation and maintenance of the Property; general office expenditures; other administrative expenditures (including expenditures for travel, entertainment, dues, subscriptions, donations, data processing, errors and omissions insurance, automobile allowances, political donations and professional fees of any kind) unless specifically enumerated as Operating Expenses; (xx) rentals and other related expenses, if any, incurred in leasing capital items; (xxi) any costs or expenses for sculpture, paintings, or other works of art, including, costs incurred with respect to the purchase, ownership, leasing, repair, and/or maintenance of such works of art; (xxii) contributions to Operating Expense reserves; (xxiii) the cost of overtime or other expense to Landlord in performing work expressly provided in this Lease to be borne at Landlord’s expense; (xxiv) all expenses directly resulting from the negligence or willful misconduct of the Landlord, its agents, servants or other employees; (xxv) all bad debt loss, rent loss, or reserve for bad debt or rent loss; and (xxvi) any amount paid to an entity related to Landlord which exceeds the amount that would be paid for similar goods or services on an arms-length basis between unrelated parties.

3.1.3. Taxes. The term “Taxes,” as referred to in Section 3.1.1(vii) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property. For purposes hereof, Tenant shall be responsible for any Taxes that are due and payable at any time or from time to time during the Term and for any Taxes that are assessed, become a lien, or accrue during any Operating Year (defined in Section 3.1.4 below), which obligation shall survive the termination or expiration of this Lease.

3.1.4. Operating Year. The term “Operating Year” shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Rent Commencement Date occurs) during the Term.

3.2. Payment of Operating Expenses. Tenant shall pay, as Additional Rent and in accordance with the requirements of Section 3.3, Tenant’s Proportionate Share of the Operating Expenses as set forth in Section 3.3. Additional Rent commences to accrue upon the Commencement Date. The Tenant’s Proportionate Share of Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term. Tenant’s Proportionate Share of Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor, and the obligations of this Section 3 shall survive the termination or expiration of the Lease.

3.3. Payment of Additional Rent. Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year. Upon Landlord’s or Agent’s written notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the “Estimated Additional Rent”) equal to the estimate of the Tenant’s Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at

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the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant’s actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within 30 days of Landlord’s written demand therefor. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant’s actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then-applicable excess promptly after determination thereof. Landlord’s accounting to Tenant shall be accompanied by an itemized written statement setting forth: (a) a reconciliation of Tenant’s impound accounts of monies collected in advance by Landlord based on Landlord’s estimate of Tenant’s Pro Rata Share, and (b) the actual Operating Expenses for the subject year broken down by component expenses.

3.4. Inspection Rights. Tenant, at Tenant’s sole cost and expense, shall have the right upon fifteen (15) days’ prior written notice to Landlord (a “Review Notice”), to be given only within sixty (60) days after Tenant receives Landlord’s determination of Tenant’s actual ultimate liability for Operating Expenses for any particular Operating Year, to review Landlord’s books and records relating to such determination for such immediately preceding Operating Year with respect to any specific charge or charges disputed in writing by Tenant, subject to the further terms and provisions of this Section 3.4: (a) no review shall be conducted at any time that Tenant is in breach or default of any of the terms, covenants or provisions of this Lease; (b) any review shall be conducted only by independent certified public accountants practicing for an accounting firm of national or regional prominence, employed by Tenant on an hourly or fixed fee basis, and not on a contingency fee basis; and (c) Tenant shall not review Landlord’s books and records more than one (1) time for any Operating Year. Tenant acknowledges that Tenant’s right to review Landlord’s books and records with respect to Operating Expenses for the preceding Operating Year is for the exclusive purpose of determining whether Landlord has complied with the terms of this Lease with respect to Operating Expenses. Tenant shall have sixty (60) days after Tenant’s Review Notice to complete Tenant’s review of Landlord’s books and records concerning Operating Expenses at Landlord’s accounting office. During its review, Tenant agrees to request, in writing, all pertinent documents relating to the review. If in Landlord’s possession, Landlord will provide such documents to Tenant within ten (10) days after Landlord’s receipt of Tenant’s request and Tenant shall not remove such records from Landlord’s accounting office, but Tenant shall have the right to make copies of the relevant documents at Tenant’s sole cost and expense. Tenant shall deliver to Landlord a copy of the results of such review within fifteen (15) days after receipt by Tenant. The nature and content of any review are strictly confidential. Tenant, for itself and on behalf of Tenant’s Parties (defined in Section 9.2), shall not disclose the information obtained from the review to any other person or entity including, without limitation, any other tenant of the Property or any representative of any such tenant of the Property. A breach of this confidentiality agreement shall constitute a Default under this Lease. No assignee or other transferee of Tenant shall conduct a review for any period during which such transferee was not in possession of the Premises. In the event Tenant’s review shall disclose that Landlord has overstated Tenant’s actual liability for Operating Expenses for such Operating Year by seven percent (7%) or more and Tenant has paid such overstated amounts, then Landlord shall pay for the reasonable costs of the review, not to exceed, however, Four Thousand and No/100 Dollars ($4,000.00).

4. USE OF PREMISES AND COMMON AREAS; SECURITY DEPOSIT.

4.1. Use of Premises and Property.

4.1.1. The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.7 above and for no other purpose whatsoever, without the prior written consent of Landlord

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which shall not be unreasonably withheld or delayed. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) violate any Certificate of Occupancy for the Premises or the Property, provided that a copy of the same has been provided by Landlord to Tenant; (b) cause, or be liable to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Property (including, but not limited to, the structural elements of the Property) or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies or the rules and regulations of the Property, including any covenant, condition or restriction affecting the Property, provided that copies of the same have been provided by Landlord to Tenant; (d) exceed the load bearing capacity of the floor of the Premises; (e) impair or tend to impair the character, reputation or appearance of the Property; or (f) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Property. On or prior to the date hereof, Tenant has completed and delivered for the benefit of Landlord a “Tenant Operations Inquiry Form” in the form attached hereto as Exhibit B describing the nature of Tenant’s proposed business operations at the Premises, which form is intended to, and shall be, relied upon by Landlord. From time to time during the Term (but no more often than once in any twelve month period unless Tenant is in default hereunder or unless Tenant assigns this Lease or subleases all or any portion of the accordance with Section 8), Tenant shall provide an updated and current Tenant Operations Inquiry following receipt of Landlord’s written request therefor.

4.1.2. Notwithstanding any provision of this Lease to the contrary, materials of in connection with Tenant’s research, development and testing of therapeutics shall be subject to (a) Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, and (b) all applicable laws.

4.2. Use of Common Areas. As used herein, “Common Areas” shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors landscaping and planted areas. Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable, non-discriminatory rules and regulations as Landlord may uniformly establish from time to time provided the same do not conflict with the terms of this Lease. Tenant shall not unreasonably interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas. Without limitation of the foregoing, Tenant shall not park or store any vehicles or trailers on, or conduct truck loading and unloading activities in, the Common Areas in a manner that unreasonably disturbs, disrupts or prevents the use of the Common Areas by Landlord, other tenants or licensees or other persons entitled to use the Common Areas. Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant’s use of, or access to, the Premises. In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy Landlord’s obligations under this Lease; provided, however, that Landlord shall use reasonable efforts to limit any disruption of Tenant’s use and operation of the Premises in connection therewith, and so long as such acts do not materially and adversely affect Tenant’s use of, or access to, the Premises. Landlord shall, at no cost to Tenant, provide Tenant with forty-eight (48) surface parking spaces, of which eleven (11) shall be covered, in the location identified on Exhibit G attached hereto. Notwithstanding anything contained in this Lease to the contrary, if at any time, Landlord determines, in its sole discretion, that the parking areas at the Property are or have become overburdened, Landlord may allocate parking on a proportionate basis or assign parking spaces among all tenants at the Property, provided that the number of spaces allocated to Tenant shall not be reduced below the amount of spaces identified above or changed from the type of spaces identified above.

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4.3. Signage. Tenant shall not affix any sign of any size or character to any portion of the Property, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal.

4.4. Security/Damage Deposit; Letter of Credit.

4.4.1. Deposit. Simultaneously with the execution and delivery of this Lease, Tenant shall deposit with Landlord or Agent the sum set forth in Section 1.10 above, in cash (the “Security”), representing security for the performance by Tenant of the covenants and obligations hereunder. The Security shall be held by Landlord or Agent, without interest, in favor of Tenant; provided, however, that no trust relationship shall be deemed created thereby; the Security may be commingled with other assets of Landlord; and Landlord shall not be required to pay any interest on the Security. If Tenant defaults in the performance of any of its covenants hereunder, Landlord or Agent may, without notice to Tenant, apply all or any part of the Security to the cure of such default or the payment of any sums then due from Tenant under this Lease (including, but not limited to, amounts due under Section 22.2 of this Lease as a consequence of termination of this Lease or Tenant’s right to possession), in addition to any other remedies available to Landlord. In the event the Security is so applied, Tenant shall, upon demand, immediately deposit with Landlord or Agent a sum equal to the amount so used. If Tenant fully and faithfully complies with all the covenants and obligations hereunder, the Security (or any balance thereof) shall be returned to Tenant within thirty (30) days after the last to occur of (i) the date the Term expires or terminates or (ii) delivery to Landlord of possession of the Premises. Landlord may deliver the Security to any lender with a mortgage lien encumbering the Property or to any Successor Landlord (defined below), and thereupon Landlord and Agent shall be discharged from any further liability with respect to the Security.

4.4.2. Letter of Credit.

4.4.2.1. Within three (3) weeks after complete execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable clean standby letter of credit (the “Letter of Credit”), in form and substance acceptable to Landlord in its sole discretion, containing the terms required herein, payable in the City of Phoenix, Arizona, running in favor of Landlord and issued by Bank of America (the “Bank”), in the amount of $100,000.00 (the “Letter of Credit Amount”). On or before the Commencement Date, Tenant shall provide to Landlord, for Landlord’s approval, a draft of the proposed form of the Letter of Credit. After Landlord approves the draft, Tenant shall provide to Landlord the original Letter of Credit by the deadline set forth above. The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through automatic renewal or extension, for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) that is one hundred twenty (120) days after the expiration of the Lease Term, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In addition to the foregoing, the form and terms of the Letter of Credit shall be acceptable to Landlord, in Landlord’s sole discretion. Landlord, or its then managing agent, shall have

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the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (1) such amount is due to Landlord under the terms and conditions of this Lease, or (2) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (4) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s rights to draw upon the Letter of Credit. Within thirty (30) days after the expiration or earlier termination of this Lease and provided Tenant has fully complied with all of its obligations under this Lease, Landlord shall promptly return the Letter of Credit to Tenant.

4.4.2.2. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity in connection with a sale, transfer or financing of Landlord’s interest in the Building; provided, however, if such transfer of Landlord’s interest in and to the Letter of Credit is made in connection with a financing, such transfer may be made separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord. Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for all such fees as Additional Rent within ten (10) days after Landlord’s written request therefor.

4.4.2.3. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section 4.4.2, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 22 below, the same shall constitute an incurable event of default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty [60] days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 4.4.2, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Section 4.4.2, and the proceeds of the Letter of Credit may be applied by Landlord against any Base Rent, Additional Rent and other charges payable by Tenant under this Lease that are not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant

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within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Base Rent, Additional Rent and other charges payable by Tenant under this Lease that were not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

4.4.2.4. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, or if a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default. If for any reason the Letter of Credit does not permit partial draws, Landlord shall have the right to make a full draw on the Letter of Credit, notwithstanding that the full amount may not be required to cure any default by Tenant. In order to draw upon the Letter of Credit, Landlord shall submit a statement, signed by Landlord or Landlord’s managing agent or legal counsel, bearing the clause “Drawn under [name of Bank] Letter of Credit No.         ”, which statement shall be accompanied by the original Letter of Credit. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

4.4.2.5. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit”. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and any and all laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of any Security Deposit Laws, now or hereafter in effect, which (i) establish the time frame by

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which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 4.4.2 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omissions of Tenant, including any damages Landlord suffers following termination of this Lease.

5. CONDITION AND DELIVERY OF PREMISES.

5.1. Condition of Premises. Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property, and Tenant hereby accepts the foregoing on an “AS-IS,” “WHERE-IS” basis, except as is otherwise expressly and specifically described on Exhibit C attached hereto and incorporated herein by this reference, it being understood that, if Landlord has agreed to perform any tenant improvements in or to the Premises in consideration of Tenant’s entry into this Lease (collectively, “Landlord’s Work”), all of Landlord’s Work shall be described on Exhibit C. Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except as expressly and specifically set forth in this Lease, including, but not limited to, Exhibit C.

5.2. Delivery of Premises. Landlord shall deliver to Tenant, and Tenant shall accept from Landlord, possession of the Premises on or before the later of (a) the date Tenant shall have delivered to Landlord (i) the Security, (ii) all Tenant Policies or Certificates of Insurance and applicable endorsements (as required by Section 10.2), and (iii) the draft Letter of Credit required by Section 4.4.2 above (collectively, the “Pre-Commencement Deliveries”), and (b) March 19, 2007 (the “Commencement Date”). Notwithstanding the foregoing, if Tenant shall have delivered to Landlord the Pre-Commencement Deliveries on or before March 19, 2007, and Landlord has not delivered or attempted to deliver possession of the Premises to Tenant on or before March 19, 2007, Tenant shall have the right to terminate this Lease by written notice to Landlord on or before March 19, 2007, in which event any amounts previously paid by Tenant to Landlord shall be returned to Tenant and the parties shall have no further obligations hereunder.

5.3. Confirmation of Commencement Date. Upon Landlord’s delivery of possession, and as a condition precedent to such delivery, of the Premises to Tenant, and Tenant shall deliver to Landlord a Confirmation of Commencement Date in substantially the form attached hereto as Exhibit D.

6. SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT.

6.1. Subordination and Attornment. This Lease is and shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting either or both of the Premises and the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Property; (y) any ground leases or underlying leases for the benefit of the Property; and (z) all or any portion of Landlord’s interest or estate in any of said items. Tenant shall execute and deliver, within ten (10) days of Landlord’s request, and in the form reasonably requested by Landlord (or its lender), any documents evidencing the subordination of this Lease. Tenant hereby covenants and agrees that Tenant shall attorn to any successor to Landlord. Notwithstanding the foregoing, upon the written request of Tenant,

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Landlord shall use commercially reasonable efforts to cause a future lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust (collectively, a “Lender”), if any, to deliver to Tenant such Lender’s customary subordination, non-disturbance and attornment agreement (“SNDA”) in form and substance reasonably suitable to said Lender, which provides, among other things, that Tenant’s right to possession of the Premises shall not be disturbed on account of such subordination so long as Tenant has not committed a default under this Lease; provided, however, it shall not be a default by Landlord or a defense to the enforceability of this Lease in favor of Tenant if Landlord is unable to obtain delivery of such an SNDA to Tenant, and further provided that Tenant shall agree to pay all actual and reasonable fees and costs incurred by Landlord and/or its Lender in connection with procuring or attempting to procure any such SNDA.

6.2. Estoppel Certificate. Tenant agrees, from time to time and within 10 days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to timely execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included therein are true and correct without exception. Notwithstanding anything to the contrary contained in this Section 6.2, any estoppel agreement executed by Tenant pursuant to this Section 6.2 shall not include provisions which modify the provisions of this Lease, nor which result in any increase of Tenant’s obligations or decrease any of Tenant’s rights under this Lease.

6.3. Transfer by Landlord. In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord’s successor in interest (“Successor Landlord”) with respect thereto and agrees to attorn to such successor.

7. QUIET ENJOYMENT. Subject to the provisions of this Lease, so long as no Event of Default (as defined in Section 21.1) has occurred and is continuing, Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord; provided, however, in addition to Landlord’s rights under Section 16 and elsewhere in this Lease, Landlord and Landlord’s agents, employees, contractors and representatives shall be provided reasonable access to the Premises such that Landlord and Landlord’s agents, employees, contractors and representatives may perform the General Maintenance Services (as hereinafter defined) without undue interruption, delay or hindrance. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord. Tenant shall not unreasonably interrupt, delay, prevent or hinder the performance of the General Maintenance Services by or on behalf of Landlord. Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the unfettered and unilateral right to use portions of the Common Areas (inclusive of the roof of the Building) for such purposes and uses as Landlord may desire; provided, however, that in all events and under all circumstances, Landlord’s use of any portion of the Common Areas shall not interfere, in any material respect, with any or all of (a) Tenant’s rights to occupy and use the Common Areas (in the manner and for the purposes contemplated hereunder); (b) Tenant’s right to utilize the vehicular parking areas located on the Common Areas; and (c) Tenant’s right of access, ingress and egress to and from the Common Areas.

8. ASSIGNMENT AND SUBLETTING. Tenant shall not (a) assign (whether directly or indirectly), in whole or in part, this Lease, or (b) allow this Lease to be assigned, in whole or in part, by operation of law or otherwise, including, without limitation, by transfer of 49% or more of stock, membership interests or partnership interests, or by dissolution, which transfer of a controlling interest, or dissolution shall be deemed an assignment for purposes of this Lease, or (c) mortgage or pledge the Lease, or (d) sublet the Premises, in whole or in part, without (in the case of any or all of (a) through (d)

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above) the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Notwithstanding the provisions of this Section 8, Landlord hereby acknowledges and consents to Tenant’s right, without further approval from Landlord, but only after written notice to Landlord, to sublease the Premises or assign its interest in this Lease (i) to a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant; (ii) in the event of the merger or consolidation of Tenant with another entity; (iii) in the event of a sale or transfer of all or substantially all of the stock of Tenant or all or substantially all of Tenant’s assets; or (iv) in the event Tenant has an initial public offering of its shares pursuant to the Security and Exchange Act of 1933 or any other comparable federal or state securities acts; provided that immediately following the events enumerated in clauses (i) to (iv) above, the tangible net worth of Tenant, calculated in accordance with generally accepted accounting principles, consistently applied, and the credit standing of Tenant is not less than the tangible net worth, calculated in accordance with generally accepted accounting principles, consistently applied, and credit standing of Tenant immediately prior to the events described in clauses (i) through (iv) above; and provided further that Tenant advises Landlord, in writing, in advance, and otherwise complies with the succeeding provisions of this Section 8. In no event shall any assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder; and in the case of any assignment, Landlord shall retain all rights with respect to the Security. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee’s assumption of all obligations of Tenant hereunder. Regardless of whether or not an assignee or sublessee executes and delivers any documentation to Landlord pursuant to the preceding sentence, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. In the event of an assignment of this Lease and the payment of consideration from the assignee to the Tenant in connection therewith, 50% of such consideration shall be paid to Landlord. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than the total Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord fifty percent (50%) of such excess as received from any subtenant and such amount shall he deemed a component of the Additional Rent.

9. COMPLIANCE WITH LAWS.

9.1. Compliance with Laws. Tenant shall, at its sole reasonable expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, “Laws”), pertaining to either or both of the Premises and Tenant’s use and occupancy thereof, and including, but not limited to, all Laws concerning or addressing matters of an environmental nature. If any license or permit is required for the conduct of Tenant’s business in the Premises, Tenant, at its sole expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof.

9.2. Hazardous Materials. If, at any time or from time to time during the Term (or any extension thereof), any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a

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result of any act or omission of, any or all of Tenant and any or all of Tenant’s Parties (defined below): (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all Laws relating to Hazardous Materials, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to either or both (x) enter the Premises upon reasonable prior written notice to Tenant and (y) conduct appropriate tests for the purposes of ascertaining Tenant’s compliance with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property; and (iv) upon written request by Landlord or Agent, Tenant shall provide Landlord with the results of reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property. This Section 9.1 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant’s officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives (“Tenant Parties”) during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Laws and to the reasonable satisfaction of Landlord. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent (which consent may be given or withheld in Landlord’s sole, but reasonable, discretion) and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term, “Hazardous Materials,” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Law. The undertakings, covenants and obligations imposed on Tenant under this Section 9.1 shall survive the termination or expiration of this Lease.

10. INSURANCE.

10.1. Insurance to be Maintained by Landlord. Landlord shall maintain: (a) a commercial property insurance policy covering the Property (at its full replacement cost), but excluding Tenant’s personal property; (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees; (c) rent loss insurance; and (d) any other insurance coverage deemed appropriate by Landlord or required by Landlord’s lender. All of the coverages described in (a) through (d) shall be determined from time to time by Landlord, in its sole discretion. All insurance maintained by Landlord shall he in addition to and not in lieu of the insurance required to be maintained by the Tenant.

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10.2. Insurance to be Maintained by Tenant. Tenant shall purchase, at its own expense, and keep in force at all times during this Lease the policies of insurance set forth below (collectively, “Tenant’s Policies”). All Tenant’s Policies shall (a) be issued by an insurance company with a Best rating of A or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Property is located; (b) provide that said insurance shall not be canceled or materially modified unless 30 days’ prior written notice shall have been given to Landlord; (c) provide for deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable) and (d) otherwise be in such form, and include such coverages, as Landlord may reasonably require. The Tenant’s Policies described in (i) and (ii) below shall (1) provide coverage on an occurrence basis; (2) name First Industrial, L.P. (and its lender, if applicable) as additional insured; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision; (5) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (6) provide coverage with no exclusion for a pollution incident arising from a hostile fire. All Tenant’s Policies (or, at Landlord’s option, Certificates of Insurance and applicable endorsements, including, without limitation, an “Additional Insured-Managers or Landlords of Premises” endorsement) shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord’s Corporate and Regional Notice Addresses at least 30 days prior to the applicable expiration date of each Tenant’s Policy. In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence, Landlord may (i) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent or (ii) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to five percent (5%) of the Base Rent then in effect. Tenant shall give prompt notice to Landlord and Agent of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Property.

Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy(ies) of (i) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate, per location; (ii) comprehensive automobile liability insurance covering Tenant, against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit; (iii) commercial property insurance covering Tenant’s personal property (at its full replacement cost); and (iv) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant; and if Tenant handles, stores or utilizes Hazardous Materials in its business operations, (v) pollution legal liability insurance.

10.3. Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, members, agents and employees, and Tenant further waives such rights against (a) each lessor under any ground or underlying lease encumbering the Property and (b) each lender under any mortgage or deed of trust or other lien encumbering the Property (or any portion thereof or interest therein), to the extent any loss is insured against or required to be insured against under this Lease, including, but not limited to, losses, deductibles or self insured retentions covered by Landlord’s or Tenant’s commercial property, general liability, automobile liability or workers’ compensation policies described above. This provision is intended to waive, fully and for the benefit of each party to this Lease, any and all rights and claims that might give rise to a right of subrogation by any insurance carrier. Each party shall cause its respective insurance policy(ies) to be endorsed to evidence compliance with such waiver.

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11. ALTERATIONS. Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that Tenant first obtains the written consent of Landlord, which consent shall not be unreasonably withheld or delayed. All of the following shall apply with respect to all Alterations: (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) subject to the modifications approved by Landlord in writing to the mechanical, electrical, heating, ventilating, air-conditioning (“HVAC”) which are part of the Tenant Improvements, the proper functioning of the HVAC, sanitary and other service systems of the Property shall not be affected and the usage of such systems by Tenant shall not be increased; (d) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations; and (e) Tenant shall have provided Landlord with reasonably detailed plans for such Alterations in advance of requesting Landlord’s consent. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s reasonable expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) if Landlord’s consent is required for the planned Alteration, submit to Landlord, for its written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord’s approval (if required), which approval shall not be unreasonably withheld or delayed; and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance (providing the same coverages as required in Section 10.2 above) and workers’ compensation insurance. Such insurance policies shall satisfy the obligations imposed under Section 10.2. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, Laws and requirements of public authorities, and with Landlord’s reasonable, non-discriminatory rules and regulations or any other reasonable restrictions that Landlord may impose on the Alterations. Tenant shall cause the Alterations to he diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property reasonably established by Landlord. Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers. If Landlord’s consent to any Alterations is required, and Landlord provides that consent, then at the time Landlord so consents, Landlord shall also advise Tenant whether or not Landlord shall require that Tenant remove such Alterations at the expiration or termination of this Lease. If Landlord requires Tenant to remove the Alterations, then, during the remainder of the Term, Tenant shall be responsible for the maintenance of appropriate commercial property insurance (pursuant to Section 10.2) therefor; however, if Landlord shall not require that Tenant remove the Alterations, such Alterations shall constitute Landlord’s Property and Landlord shall be responsible for the insurance thereof, pursuant to Section 10.1.

12. LANDLORD’S AND TENANT’S PROPERTY. All fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requires their removal (including, but not limited to, Alterations pursuant to Section 11). Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall also constitute Landlord’s Property and shall not be removed by Tenant. In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole discretion): any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations. At or before the Expiration Date, or the date of

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any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s personal property and any Alterations that Landlord requires be removed pursuant to Section 11, and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises or the Property resulting from such installation and/or removal. Any other items of Tenant’s personal property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense. Notwithstanding the foregoing, upon the occurrence and continuance of an Event of Default, Tenant may remove Tenant’s personal property from the Premises only upon the express written consent of Landlord.

13. REPAIRS AND MAINTENANCE.

13.1. Tenant Repairs and Maintenance.

13.1.1. Tenant Responsibilities. Except for events of damage, destruction or casualty to the Premises or Property (which are addressed in Section 18), throughout the Term, Tenant shall, at its sole cost and expense: (i) both (x) maintain and preserve the Premises, subject to normal and customary wear and tear (as is attributable to deterioration by reason of time and use, in spite of Tenant’s reasonable care) and such damage or destruction as Landlord is required to repair or restore under this Lease (the “Same Condition”), and (y) perform any and all repairs and replacements required in order to so maintain and preserve, in the Same Condition, the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises’ plumbing and HVAC systems, all doors, overhead or otherwise, glass and levelers located in the Premises or otherwise available in the Property for Tenant’s sole use; and excluding, however, only those specific components of the Premises for which Landlord is expressly responsible under Section Error! Reference source not found.); and (ii) except to the extent Landlord elects to repair and maintain the HVAC systems as part of General Maintenance Services, maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for maintenance of the HVAC systems of the Premises (the “HVAC Maintenance Contract”). In addition to Tenant’s obligations under (i) and (ii) above, Tenant shall also be responsible for all costs and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from any act, omission, misuse, or neglect of any or all of Tenant, any of its subtenants, Tenant’s Parties, or others entering into, or utilizing, all or any portion of the Premises for any reason or purpose whatsoever, including, but not limited to (a) the performance or existence of any Alterations, (b) the installation, use or operation of Tenant’s personal property in the Premises; and (c) the moving of Tenant’s personal property in or out of the Property (collectively, “Tenant-Related Repairs”). All such repairs or replacements required under this Section 13.1.1 shall be subject to the supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced.

13.1.2. General Maintenance Services. Notwithstanding any of the foregoing, however, from time to time during the Term, Landlord may elect, in its sole discretion and by delivery of not less than five (5) days’ prior written notice to Tenant, to perform on behalf of Tenant, all or some portion of the repairs, maintenance, restoration and replacement in and to the Premises required to be performed by Tenant under this Lease (any such repairs, maintenance, restoration and/or replacement activities that Landlord elects to perform on behalf of Tenant are herein collectively referred to as “General Maintenance Services”). Tenant shall reimburse Landlord for the reasonable cost or value of all General Maintenance Services provided by Landlord as Additional Rent, simultaneously with the payment of Operating Expenses as part of Estimated Additional Rent (on a monthly estimated basis

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subject to annual reconciliation, as described in Section 3.3 above). Unless and until Landlord affirmatively elects to provide General Maintenance Services, nothing contained herein shall be construed to obligate Landlord to perform any General Maintenance Services or, except as otherwise expressly provided in Section Error! Reference source not found.), to repair, maintain, restore or replace any portion of the Premises. Landlord may from time to time, in its sole discretion, (x) reduce or expand the scope of the General Maintenance Services that Landlord has elected to provide or (y) revoke its election to provide any or all of the General Maintenance Services, in either event, upon delivery of not less than thirty (30) days’ prior written notice to Tenant.

13.1.3. HVAC Maintenance Contract. The terms and provisions of any HVAC Maintenance Contract required by the terms of this Section 13.1.3 shall require that the service provider maintain the Premises’ HVAC system in accordance with the manufacturer’s recommendations and otherwise in accordance with normal, customary and reasonable practices in the geographic area in which the Premises is located and for HVAC systems comparable to the Premises’ HVAC system. If Landlord does not elect to repair and maintain the HVAC systems as part of General Maintenance Services, or revokes such election at any time after having made such election, then, within thirty (30) days following either (a) the Commencement Date or (b) the date on which Landlord advises Tenant that Landlord will no longer provide General Maintenance Services for the HVAC system, whichever date is applicable, Tenant shall procure and deliver to Landlord an HVAC Maintenance Contract. Thereafter, Tenant shall provide to Landlord a copy of renewals or replacements of such HVAC Maintenance Contract no later than 30 days prior to the then-applicable expiry date of the existing HVAC Maintenance Contract. If Tenant fails to timely deliver to Landlord the HVAC Maintenance Contract (or any applicable renewal or replacement thereof), then Landlord shall have the right to contract directly for the periodic maintenance of the HVAC systems in the Premises and to charge the reasonable cost thereof back to Tenant as Additional Rent.

13.2. Landlord Repairs. Notwithstanding anything contrary herein, Landlord shall repair, replace and restore the foundation, exterior and interior load-bearing walls, roof structure and roof covering of the Property; provided, however, that (i) all reasonable costs and expenses so incurred by Landlord to repair, replace and restore the above items shall constitute Operating Expenses; provided, however, that with respect to any costs incurred in the replacement context, those costs shall not constitute an Operating Expense except to the extent that such costs so qualify under Section 3.1.1(v); and (ii) notwithstanding (i) above, in the event that any such repair, replacement or restoration is a Tenant-Related Repair, then Tenant shall be required to reimburse Landlord for all reasonable costs and expenses that Landlord incurs in order to perform such Tenant-Related Repair, and such reimbursement shall be paid, in full, within 10 days after receipt by Tenant of Landlord’s delivery of demand therefor.

14. UTILITIES. Tenant shall purchase all utility services and shall provide for scavenger, cleaning and extermination services. As provided in Section 3.1.1 above, utility charges may be included within Operating Expenses; nevertheless, at Landlord’s election or with Landlord’s consent, which shall not be unreasonably withheld or delayed (a) Tenant may pay the utility charges for its Premises directly to the utility or municipality providing such service, and in that event all charges shall be paid by Tenant before they become delinquent; and (b) Landlord may directly bill Tenant for its Proportionate Share of utility expenses when and as such expenses are incurred. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services. Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (x) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (y) the HVAC systems of either or both of the Premises and the Property. Notwithstanding any provision of this Lease to the contrary, the electricity used and the operation of any special air conditioning systems which may be required in connection with Tenant’s research, development and testing of therapeutics or for other special equipment or machinery installed by Tenant, shall be paid for by Tenant.

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15. INVOLUNTARY CESSATION OF SERVICES. Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent, in good faith, deems necessary or (ii) any other cause beyond Landlord’s reasonable control. Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord’s or Agent’s reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of seventy-two (72) consecutive hours Tenant shall, as Tenant’s sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

16. LANDLORD’S RIGHTS. Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times upon reasonable prior notice (except in the event of emergency): (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and in connection with the foregoing, to install a sign at or on the Property to advertise the Property for lease or sale; (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property’s facilities and equipment as Landlord is required or desires to make. During the period of nine (9) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants. Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to have pass keys, access cards, or both, to the Premises; and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than 30 consecutive days or without notice to Landlord of Tenant’s intention to reoccupy the Premises. Landlord shall use its diligent, good faith efforts not to unreasonably interfere with Tenant’s use and occupancy of the Premises in connection with the exercise by Landlord of its rights under this Section 16. Notwithstanding anything to the contrary contained herein, if in the exercise of Landlord’s rights pursuant to the terms of this Section 16, Tenant’s use of the Premises is interrupted and if any such interruption persists for a period in excess of seventy-two (72) consecutive hours, Tenant shall, as Tenant’s sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

17. NON-LIABILITY AND INDEMNIFICATION.

17.1. Non-Liability. Except as a result of the gross negligence, sole negligence or willful misconduct of such parties (subject to Section 10.3), none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees (“Landlord Parties”) shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, except as a result of the gross negligence, sole negligence or willful misconduct of Landlord Parties, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant (a) for any damage caused by other tenants or persons in, upon or about the Property, or caused by operations in construction of any public or

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quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) for any defect in the Premises or the Property; (d) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same.

17.2. Tenant Indemnification. Except for the gross negligence, sole negligence or willful misconduct of Landlord Parties, Tenant hereby indemnifies, defends, and holds Landlord, Agent and their respective affiliates, owners, partners, members, directors, officers, agents and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any or all of: (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and Tenant’s Parties in or about the Premises from and after the Commencement Date; (b) any act, omission or negligence of any or all of Tenant and Tenant’s Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon either or both of the Property and the Premises and caused by any or all of Tenant and Tenant’s Parties; (d) any breach by Tenant of any or all of its warranties, representations and covenants under this Lease; (e) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (t) the creation or existence of any Hazardous Materials in, at, on or under the Premises or the Property, if and to the extent brought to the Premises or the Property or caused by Tenant or any party within Tenant’s control; and (g) any violation or alleged violation by any or all of Tenant and Tenant’s Parties of any Law (collectively, “Tenant’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Landlord. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, reasonable attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 17.2 shall survive the expiration or termination of this Lease.

17.3. Landlord Indemnification. Landlord hereby indemnifies, defends and holds Tenant harmless from and against any and all Losses actually suffered or incurred by Tenant as the sole and direct result of any negligent, willful or intentional acts or omissions of any or all of Landlord, Agent and any parties within the direct and sole control of either or both of Landlord and Agent. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant, whether under this Section 17.3 or any other provision of this Lease, shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. Notwithstanding anything contained in this Section 17.3 to the contrary, the foregoing provision shall not limit Tenant’s ability to seek injunctive relief or specific performance of this Lease or Tenant’s right to recover any insurance or condemnation proceeds. The provisions of this Section 17.3 shall survive the expiration or termination of this Lease.

17.4. Force Majeure. Neither the obligations of Tenant (except the obligation to pay Rent and the obligation to maintain insurance, and provide evidence thereof, in accordance with Section 10.2) nor Landlord shall be affected, impaired or excused, and neither Landlord nor Tenant shall

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have any liability whatsoever to the other, with respect to any act, event or circumstance arising out of (a) Landlord’s or Tenant’s, as the case may be, failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord’s or Tenant’s, as the case may be, reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord’s or Tenant’s, as the case may be, reasonable control.

18. DAMAGE OR DESTRUCTION.

18.1. Notification and Repair; Rent Abatement. Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to, or defect in, any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. In the event that, as a result of Tenant’s failure to promptly notify Landlord pursuant to the preceding sentence, Landlord’s insurance coverage is compromised or adversely affected, then Tenant is and shall be responsible for the payment to Landlord of any insurance proceeds that Landlord’s insurer fails or refuses to pay to Landlord as a result of the delayed notification. Subject to the provisions of Section 18.2 below, if either or both of the Property and the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except Tenant’s personal property) with reasonable dispatch after the adjustment of the insurance proceeds attributable to such damage. Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days. Provided that any damage to either or both of the Property and the Premises is not caused by, or is not the result of acts or omissions by, any or all of Tenant and Tenant’s Parties, if (i) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (ii) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Notwithstanding anything to the contrary contained herein, if neither party has elected to terminate this Lease pursuant to the terms of this Section 18.1, and the Premises have not been restored to their condition existing immediately prior to the casualty within one hundred twenty (120) days following the date Landlord receives all necessary permits for Landlord’s repair work, Tenant shall have the right to terminate this Lease upon written notice to Landlord given within ten (10) days immediately after the expiration of said 120th day. In the event of a termination, the termination shall be effective as of the date upon which Landlord receives timely written notice from Tenant terminating this Lease pursuant to the preceding sentence. If Tenant fails to timely deliver a termination notice, this Lease shall remain in full force and effect and Tenant shall be deemed to have waived its right to terminate this Lease pursuant to this Section 18.1.

18.2. Total Destruction. If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord): (i) its repair or restoration of the Premises requires more than 180 days or (ii) such repair or restoration requires the expenditure of more than (a) 80% of the full insurable value of the Premises immediately prior to the casualty or (b) 50% of the full insurable value of the Property immediately prior to the casualty, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within 10 days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord. Additionally, if the damage (x) is less than the amount stated in (ii) above, but more than 10% of the full

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insurable value of the Property; and (y) occurs during the last two years of Lease Term, then Landlord, but not Tenant, shall have the option to terminate this Lease pursuant to the notice and within the time period established pursuant to the immediately preceding sentence. In the event of a termination pursuant to either of the preceding two (2) sentences, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Property or landlord pursuant to a ground lease encumbering the Property (collectively, “Superior Parties”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any commercial property insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord’s election to terminate this Lease. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of repairs and restoration. For purposes of this Section 18.2 only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade. Notwithstanding anything to the contrary contained herein, if neither party has elected to terminate this Lease pursuant to the terms of this Section 18.2 and the Premises have not been restored to their condition existing immediately prior to the casualty within one hundred twenty (120) days following the date Landlord receives all necessary permits for Landlord’s repair work, Tenant shall have the right to terminate this Lease upon written notice to Landlord given within ten (10) days immediately after the expiration of said 120th day. In the event of a termination, the termination shall be effective as of the date upon which Landlord receives timely written notice from Tenant terminating this Lease pursuant to the preceding sentence. If Tenant fails to timely deliver a termination notice, this Lease shall remain in full force and effect and Tenant shall be deemed to have waived its right to terminate this Lease pursuant to this Section 18.2.

19. EMINENT DOMAIN. If the whole, or any substantial (as reasonably determined by Landlord) portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and independently awarded to Tenant for loss of business or goodwill, or for its personal property, shall be the property of Tenant.

20. SURRENDER AND HOLDOVER. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises in accordance with the terms of Section 22.2.1: (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” (as defined by Exhibit E, attached hereto and incorporated herein by reference), and in a condition that would reasonably be expected with normal and customary use in accordance with prudent operating practices and in accordance with the covenants and requirements imposed under this Lease, subject only to ordinary wear and tear (as is attributable to deterioration by reason of time and use, in spite of Tenant’s

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reasonable care) and such damage or destruction as Landlord is required to repair or restore under this Lease; (b) Tenant shall remove all of Tenant’s personal property therefrom, except as otherwise expressly provided in this Lease; and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 20 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section 20 shall survive the termination or expiration of this Lease. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 150% of the aggregate of all Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon 30 days’ prior written notice given by the terminating party to the non-terminating party. The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

21. EVENTS OF DEFAULT.

21.1. Bankruptcy of Tenant or Guarantor. It shall be a default by Tenant under this Lease (“Default” or “Event of Default”) if either or both of Guarantor (defined in Section 21.2) and Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law, or an involuntary petition is filed against Tenant or Guarantor as the case may be under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law that is not dismissed within 90 days after filing, or whenever a receiver of Tenant or Guarantor as the case may be, or of, or for, the property of Tenant shall be appointed, or Tenant or Guarantor as the case may be admits it is insolvent or is not able to pay its debts as they mature.

21.2. Default Provisions. In addition to any Default arising under Section 21.1 above, each of the following shall constitute a Default: (a) if Tenant fails to pay Rent or any other payment when due hereunder within five days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive 12 month period, Tenant shall, on two (2) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a five day period in which to cure any such failure; (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of 30 days after Landlord’s delivery to Tenant of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such 30 day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial 30 day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than 60 days after the initial delivery of Landlord’s original default notice; and, at Landlord’s election, or (c) if Tenant vacates or abandons the Premises during the Term.

22. RIGHTS AND REMEDIES.

22.1. Landlord’s Cure Rights Upon Default of Tenant. If a Default occurs, then Landlord may (but shall not be obligated to) cure or remedy the Default for the account of, and at the reasonable expense of, Tenant, but without waiving such Default.

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22.2. Landlord’s Remedies. In the event of any Default by Tenant under this Lease, Landlord, at its option, may, in addition to any and all other rights and remedies provided in this Lease or otherwise at law or in equity do or perform any or all of the following:

22.2.1. Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord. In such event, Landlord shall be entitled to recover from Tenant all of: (i) the unpaid Rent that is accrued and unpaid as of the date on which this Lease is terminated; (ii) the worth, at the time of award, of the amount by which (x) the unpaid Rent that would otherwise be due and payable under this Lease (had this Lease not been terminated) for the period of time from the date on which this Lease is terminated through the Expiration Date exceeds (y) the amount of such rental loss that the Tenant proves could have been reasonably avoided; and (iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of events, would be likely to result therefrom, including but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired Term (as of the date on which this Lease is terminated). The worth, at the time of award, of the amount referred to in provision (ii) of the immediately preceding sentence shall be computed by discounting such amount at the per annum discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award, plus one percent per annum. Efforts by Landlord to mitigate damages caused by Tenant’s Default shall not waive Landlord’s right to recover damages under this Section 22.2. If this Lease is terminated through any unlawful entry and detainer action, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable in such action, or Landlord may reserve the right to recover all or any part of such Rent and damages in a separate suit; or

22.2.2. Continue the Lease and Tenant’s right to possession and recover the Rent as it becomes due. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord’s interests shall not constitute a termination of the Tenant’s right to possession; or

22.2.3. Pursue any other remedy now or hereafter available under the laws of the state in which the Premises are located.

22.2.4. Without limitation of any of Landlord’s rights in the event of a Default by Tenant, Landlord may also exercise its rights and remedies with respect to any Security under Section 4.4 above.

Any and all personal property of Tenant that may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law may be handled, removed or stored by Landlord at the sole risk, reasonable cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, within ten (10) days following receipt of written demand from Landlord, any and all reasonable expenses incurred in such removal and all storage charges for such property of Tenant so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not removed from the Premises as of the Expiration Date or any other earlier date on which this Lease is terminated shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant. Neither expiration or termination of this Lease nor the termination of Tenant’s right to possession shall relieve Tenant from its liability under the indemnity provisions of this Lease.

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22.3. Additional Rights of Landlord. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of 5% per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase Bank, or its successor (“Default Interest”), from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s or Agent’s submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

22.4. Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

22.5. Tenant’s Right to Cure. If Landlord shall fail to pay any amount or perform any act on its part to be paid or performed under this Lease and such failure (i) is not corrected within thirty (30) days after notice thereof by Tenant (except in the event of an emergency) (provided, however, that if the failure cannot, by its nature, be cured within such thirty (30) day period, but Landlord commences and diligently pursues a cure of such default within the initial thirty (30) day cure period, then Tenant shall not have the right to exercise its remedies under this Section 22.5 so long as Landlord is diligently pursuing such cure), and (ii) has a material adverse effect on Tenant’s ability to use the Premises for the Permitted Uses of the Premises, then Tenant may, without obligation to do so, and without waiving or releasing Landlord from any obligations of Landlord or limiting any other remedies Tenant may have pursuant to this Lease, make any such payment or perform any such other act on Landlord’s part to be made or performed under this Lease. All sums so paid by Tenant and all necessary and reasonable costs and expenses actually incurred by Tenant may be deducted by Tenant from the next installments of Rent due hereunder. Notwithstanding the foregoing, Tenant’s right of offset under the immediately preceding sentence shall be limited to twenty percent (20%) of each installment of Rent next becoming due unless insufficient Lease Term remains to fully recoup the amounts owed by Landlord to Tenant on the amounts expended by Tenant, in which event the amount of Tenant’s offset shall be increased so that Tenant is able to fully recoup all such amounts expended by Tenant prior to the expiration of the Lease Term.

24.

23. BROKER. Tenant covenants, warrants and represents that the broker set forth in Section 1.8(A) was the only broker to represent Tenant in the negotiation of this Lease (“Tenant’s Broker”). Landlord covenants, warrants and represents that the broker set forth in Section 1.8(B) was the only broker to represent Landlord in the negotiation of this Lease (“Landlord’s Broker”). Landlord shall be solely responsible for paying the commission of both Tenant’s Broker and Landlord’s Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or expiration of this Lease.

24. MISCELLANEOUS.

24.1. Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

24.2. Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below each party’s respective signature block (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service.

24.3. Non-Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

24.4. Legal Costs. If any action is brought by Landlord or Tenant with respect to its rights under this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs, as determined by the court. Tenant shall pay Landlord’s reasonable attorneys’ fees not to exceed One Thousand and No/100 Dollars ($1,000.00) incurred in connection with Tenant’s request for Landlord’s consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

24.5. Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property provided Landlord’s transferee has assumed in writing all of Landlord’s obligations hereunder. In the event of such conveyance and transfer, Landlord’s obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

25.

24.6. Recordation of Lease. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

24.7. Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

24.8. Time. Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

24.9. Authority of Tenant. Tenant and the person(s) executing this Lease on behalf of Tenant hereby represent, warrant, and covenant with and to Landlord as follows: the individual(s) acting as signatory on behalf of Tenant is(are) duly authorized to execute this Lease; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon Tenant; and Tenant shall timely and completely perform all of its obligations hereunder.

24.10. WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

24.11. Financial Information. From time to time during the Term, Tenant shall deliver to Landlord information and documentation describing and concerning Tenant’s financial condition, and in form and substance reasonably acceptable to Landlord, within ten (10) days following Landlord’s written request therefor. Upon Landlord’s request, Tenant shall provide to Landlord the most currently available audited financial statement of Tenant; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet and income statement. Furthermore, upon the delivery of any such financial information from time to time during the Term, Tenant shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant since the date of the then-applicable financial information.

24.12. Confidential Information. Tenant agrees to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants’ Parties either prior to or during the Term in connection with the negotiation and execution hereof. The provisions of this Section 24.12 shall survive the termination of this Lease.

26.

24.13. Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

24.14. Lien Prohibition. Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises or the Property. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within 30 days after the filing thereof; or, within such thirty (30) day period, Tenant shall provide Landlord, at Tenant’s sole expense, with endorsements (satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) to the existing title insurance policies of Landlord and the holder of any mortgage or deed of trust, insuring against the existence of, and any attempted enforcement of, such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all reasonable costs and expenses incurred in connection therewith, together with Default Interest thereon, which reasonable expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any actual costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.

24.15. Counterparts. This Lease may be executed in multiple counterparts, but all such counterparts shall together constitute a single, complete and fully-executed document.

25. EARLY OCCUPANCY. Occupancy shall be granted to Tenant upon mutual execution of lease documents and any approvals required by the City of Phoenix. Tenant shall have no obligation to pay Base Rent or NNN charges during Early Occupancy. Notwithstanding the foregoing, Tenant shall be subject to all other terms and conditions of this Lease during Early Occupancy.

26. OPTION TO RENEW. Provided Tenant is not then in default under any term(s) or provision(s) of this Lease beyond the expiration of any applicable notice and cure period, Tenant shall have Options to Renew this Lease for one (1) additional period of five (5) years each at the Rental Rates outlined below; and under the same terms and conditions as provided in the Original Terms of this Lease. Tenant must provide notice in writing to Landlord of its intention to exercise this Option to Renew, One Hundred and Twenty (120) days prior to the Expiration Date of current Lease Term.

Months	Monthly Rent	Per Square Foot
61-80	$17,052.13 NNN	$1.0766
81-100	$17,904.74 NNN	$1.1304
101-120	$18,799.97 NNN	$1.1869

27. RIGHT OF FIRST OFFER TO PURCHASE. Landlord hereby covenants and agrees that, during the Term of the Lease (but not any extensions of renewals thereof), Tenant shall have a one time “Right of First Offer” to purchase the Property on and subject to the following terms and conditions:

27.1. Landlord shall first offer to Tenant the opportunity to purchase fee simple title to the entire Property by advising Tenant, in writing, (the “Offer Notice”) of Landlord’s desire to sell, and intent to market, the Property.

27.2. In the Offer Notice, Landlord shall describe, with reasonable specificity, the purchase price and other relevant terms and conditions upon which Landlord is prepared to sell its fee simple interest in the entire Property (the “Offer Terms”). The “Offer Terms” shall include conveyance of the Property on an “AS-IS, WHERE-IS” basis.

27.

27.3 Upon Landlord’s delivery of the Offer Notice and Offer Terms, Tenant shall have ten (10) business days (“Tenant’s Response Period”) in which to advise Landlord, in writing, (the “Offer Response”) whether or not Tenant desires to exercise its Right of First Offer and acquire fee simple title to the entire Property on all of the Offer Terms.

28. All Riders and Exhibits attached hereto and executed (or initialed) both by Landlord and Tenant shall be deemed to be a part hereof and hereby incorporated herein.

[Signature Page Follows]

28.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

First Industrial, L.P., a Delaware limited partnership

By:	/s/ illegible

Its:	illegible

TENANT:

InSys Therapeutics, Inc., a Delaware corporation

By:	/s/ illegible

Its:	illegible

Landlord’s Addresses for Notices:	Tenant’s Addresses for Notices:

First Industrial, L.P. 311 South Wacker Drive, Suite 4000 Chicago, Illinois 60606 Attn: Executive Vice President-Operations	EJ Financial 225 E. Deerpath, Suite 250 Lake Forest, IL 60045 Attn: Mike Babich

With a copy to:	With a copy to:

First Industrial Realty Trust, Inc. 2425 E. Camelback Road, Suite 785 Phoenix, Arizona 85016-4262 Attn: Property Manager

With a copy to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 West Wacker Drive Suite 2700 Chicago, Illinois 60606 Attn: Suzanne Bessette-Smith

With a copy to:

With a copy to: Brier, Irish, Hubbard & Erhart, P.L.C. 2400 East Arizona Biltmore Circle Suite 1300 Phoenix, Arizona 85016 Attn: Robert N. Brier

29.

LEASE EXHIBIT A

Property

10220 S. 5151 Street, Phoenix, Arizona 85044

A

LEASE EXHIBIT A-1

Premises

NOTE: Notwithstanding the location of the dotted line below, the Premises do not include any portion of the shaded area below.

A-1

LEASE EXHIBIT B

TENANT OPERATIONS INQUIRY FORM

1. Name of Company/Contact

2. Address/Phone

3. Provide a brief description of your business and operations:

4.	Will you be required to make filings and notices or obtain permits as required by Federal and/or State regulations for the operations at the proposed facility? Specifically:

a.	SARA Title III Section 312 (Tier II) reports	YES	NO

(> 10,000 lbs. of hazardous materials STORED at any one time)

b.	SARA Title III Section 313 (Tier III) Form R reports	YES	NO

(> 10,000 lbs. of hazardous materials USED per year)

c.	NPDES or SPDES Stormwater Discharge permit	YES	NO

(answer “No” if “No-Exposure Certification” filed)

d.	EPA Hazardous Waste Generator ID Number	YES	NO

5.	Provide a list of chemicals and wastes that will be used and/or generated at the proposed location. Routine office and cleaning supplies are not included. Make additional copies if required.

Chemical Waste	Approximate Annual Quantity Used or Generated	Storage Container(s) (i.e. Drums, Cartons, Totes, Bags, ASTs, USTs, etc)

B-1

LEASE EXHIBIT C

TENANT’S WORK

This Exhibit C sets forth the rights and obligations of Landlord and Tenant with respect to construction of the Work (defined below). Capitalized terms used herein, unless otherwise defined in this Exhibit, shall have the meanings ascribed to such terms in the Lease.

1. Work. Tenant desires the Work to be constructed in the Premises in substantial accordance with the Final Plan (defined below) prepared by The Smith Group, or such other space planner as may be selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed (“Space Planner”). The tenant improvement work to be constructed in the Premises as shown in the Final Plan and as more fully detailed in the Working Drawings (defined below) and the Supplemental Materials (defined below), shall be hereinafter referred to as the “Work”.

2. Initial Plan and Final Plan; Working Drawings; Supplemental Materials.

(a) Initial Plan and Final Plan. Tenant shall cause an initial plan for the Work (the “Initial Plan”) to be prepared by Space Planner and shall submit the Initial Plan to Landlord within _ 14 _days following execution of the Lease by Landlord and Tenant. Landlord shall have 14 days following receipt of the Initial Plan to review and provide any reasonable comments Landlord may have to Tenant in connection therewith. In the event Landlord requires any reasonable changes or modifications to the Initial Plan, Tenant shall cause the Initial Plan to be revised and shall resubmit the revised Initial Plan to Landlord for approval, which approval shall not be unreasonably withheld or delayed. The same time periods set forth above shall apply to Tenant’s re-submittal to Landlord of the revised Initial Plan and Landlord’s review of and comment in connection with the revised Initial Plan. The foregoing procedure shall be repeated until the Initial Plan has been reasonably mutually approved by Landlord and Tenant. No Work shall commence in the Premises until Landlord gives its final written approval of the revised Initial Plan (the “Final Plan”), which approval shall not be unreasonably withheld or delayed.

(b) Working Drawings. If necessary for the performance of the Work and not included as part of the Final Plan, Tenant shall prepare or cause to be prepared final working drawings and specifications for the Work (collectively, the “Working Drawings”). So long as the Working Drawings are consistent with the Final Plan, Landlord shall approve the Working Drawings within three (3) days after receipt of same from Tenant or from Contractor (as defined below) by initialing and returning to Tenant each sheet of the Working Drawings. In the event that the Working Drawings are included as part of the Final Plan, or in the event Tenant performs the Work without the necessity of preparing Working Drawings, then whenever the term “Working Drawings” is used in this Exhibit, such term shall be deemed to refer to the Final Plan.

(c) Supplemental Materials. If necessary for the performance of the Work and not included as part of the Working Drawings, Tenant shall prepare or cause to be prepared other plans, drawings, specifications, finish details and other information relating to the Work (the “Supplemental Materials”). So long as the Supplemental Materials are consistent with the Final Plan and the Working Drawings, Landlord shall approve the Supplemental Materials within three (3) days after receipt of same from Tenant or from Contractor by initialing and returning to Tenant each sheet of the Supplemental Materials. In the event that the Supplemental Materials are included as part of the Final Plan or the Working Drawings, or in the event Tenant performs the Work without the necessity of preparing Supplemental Materials, then whenever the term “Supplemental Materials” is used in this Exhibit, such term shall be deemed to refer to the Final Plan or the Working Drawings, as applicable.

(d) Landlord’s Approval.

i) Landlord shall not be deemed to have acted unreasonably under the terms of this Exhibit C if it withholds its approval of the Initial Plan, the Final Plan, the Working Drawings or the Supplemental Materials, because, in Landlord’s reasonable opinion, the Work, as described in any such item: (A) would materially adversely affect any or all of the Building systems, the structure of the Building and either or both of the safety of the Building and its occupants, (B) would materially, adversely impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; (C) would materially increase the cost of operating the Building; (D) would violate any Laws, (E) contains or uses Hazardous Materials; (F) would materially, adversely affect the appearance of the Building; (G) would materially, adversely affect another tenant’s premises; (H) is prohibited by any ground lease affecting the Building or by any mortgage, trust deed or other instrument encumbering the Property; or (I) will be substantially delayed because of unavailability or shortage of labor or materials necessary to perform the Work or the difficulties or unusual nature of such Work. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing.

ii) Neither the approval by Landlord of the Work, the Final Plan, the Working Drawings and/or the Supplemental Materials, nor any execution by Landlord’s of the contract for the Work with DPR], or such other contractor as may be selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed (the “Contractor”), nor any supervision or monitoring by Landlord of the Work, shall constitute a warranty by Landlord to Tenant of the adequacy of the design of the Work for Tenant’s intended use of the Premises. Landlord and Tenant hereby acknowledge and agree that although Landlord may consent to the contract for the performance of the Work with Contractor after a contract reasonably acceptable to Landlord is presented by Tenant (the “Contract”), Tenant has selected Contractor, Tenant shall negotiate with Contractor and Tenant shall be solely responsible for ensuring that the Work is performed in accordance with the Final Plans, the Working Drawings and the Supplemental Materials and Landlord shall have no responsibility or liability therefor.

(e) Termination. Notwithstanding anything to the contrary contained in this Exhibit C, provided that Tenant timely submitted to Landlord all required documents, if Landlord has not approved the Space Planner, Contractor, the Contract, the Final Plan, the Working Drawings and the Supplemental Materials such that Tenant may (provided that Tenant has obtained the necessary permits therefor) commence construction of the Work on or before April 1  , 2007 (the “Approval Date”), Tenant shall have the right to terminate the Lease by written notice to Landlord on or before the Approval Date, in which event any amounts previously paid by Tenant to Landlord shall be returned to Tenant and the parties shall have no further obligations under the Lease.

3. Performance of the Work. Except as hereinafter provided to the contrary, Tenant shall cause the performance of the Work using (except as may be otherwise stated or shown otherwise in the Final Plan, the Working Drawings and/or the Supplemental Materials) materials, quantities and procedures then in use by Landlord, provided that Tenant has received a detailed written summary of the same prior to commencement of the Work (“Building Standards”).

4. Allowance. Landlord shall pay for that portion of the Cost of the Work (defined below) in an amount not to exceed $110,873.00 (such amount being $7.00 per rentable square foot of the Premises which is to be improved, as described in the Working Drawings) (the “Allowance”), and Tenant shall pay for the entire Cost of the Work in excess of the Allowance. Tenant shall not be entitled to any credit, abatement or payment from Landlord in the event that the amount of the Cost of the Work exceeds the Allowance.

5. Cost of the Work. For purposes of this Exhibit, the term “Cost of the Work” shall mean and include any and all costs and expenses of the Work, including, without limitation, the cost to prepare and revise the Initial Plan, the Final Plan, the Working Drawings, and the Supplemental Materials, the fees and expenses of Space Planner, Contractor and Architect (as defined below), all permit and inspection fees, management and supervision fees, taxes, amounts paid to contractors, subcontractors, and suppliers, architects’ fees, engineering costs, premiums for insurance, utilities, equipment rental, demolition, labor, materials, and supplies, and any other development costs related to the Lease and the opening for business in the Premises. The Cost of the Work does not include, and Landlord may not charge Tenant, any review, management, supervision or similar fee in connection with Tenant’s Work.

6. Payment. Landlord shall disburse the Allowance within thirty (30) business days after Tenant gives notice to Landlord that Tenant has opened for business in the Premises, subject to (a) Landlord’s receipt of: (i) evidence of the insurance required by the terms of the Lease (ACORD Form 25 or other evidence reasonably acceptable to Landlord), (ii) lien waivers and releases from Tenant and all of its contractors, subcontractors and suppliers, (iii) a copy of the certificate of occupancy for the Premises issued by the City of Phoenix, (iv) copies of all applications for payment, preliminary twenty-day notices, records of payments, the contract with the general contractor, all change orders, and an approved schedule of values and unit costs, and (v) copies of all invoices paid by Tenant in connection with the Work, and (b) Landlord’s inspection of the Work, which Landlord shall complete within such thirty (30) business day period, and Landlord’s approval of the Work as being in accordance with the Final Plan, the Working Drawings and the Supplemental Materials, which approval Landlord shall not unreasonably withhold or delay.

7. Substantial Completion. Tenant is solely responsible for causing the Work to be “substantially completed.” The Work shall be deemed to be “substantially completed” for all purposes under this Exhibit C and the Lease as of the date Contractor issues a written certificate to Landlord and Tenant, certifying that the Work has been substantially completed (i.e., completed except for “punchlist” items) in substantial compliance with the Final Plans, the Working Drawings, and the Supplemental Materials, or when Tenant first takes occupancy of the Premises, whichever first occurs. If the Work is not deemed to be substantially completed on or before the Rent Commencement Date, (a) Tenant agrees to use reasonable efforts to complete the Work as soon as practicable thereafter, (b) the Lease shall remain in full force and effect, (c) Landlord shall not be deemed to be in breach or default of the Lease or this Exhibit C as a result thereof and Landlord shall have no liability to Tenant as a result of any delay in occupancy (whether for damages, abatement of Rent or otherwise), and (d) notwithstanding anything contained in the Lease to the contrary, the Rent Commencement Date shall not be extended. Tenant agrees to use reasonable diligence to complete all “punchlist items” listed in the aforesaid contractor certificate promptly after substantial completion.

8. Commencement of Tenant’s Work. Tenant shall only permit Work to be performed for which Tenant, Contractor and/or Architect have obtained all appropriate and necessary permits and shall not permit any Work to commence for which a permit is required without first obtaining any and all necessary permits. It shall be a condition to the grant by Landlord and continued effectiveness of such license that:

(a) Tenant shall give to Landlord not less than five (5) days prior to the date on which the Work will commence, the following items, all in form and substance reasonably acceptable to Landlord: (i) a detailed description of and schedule for the Work; (ii) the names and addresses of all contractors, subcontractors and material suppliers and all other representatives of Tenant who or which will be entering the Premises on behalf of Tenant to perform the Work or will be supplying materials for such Work, and the approximate number of individuals, itemized by trade, who will be present in the Premises; (iii) copies of all contracts, subcontracts and material purchase orders pertaining to the Work;

(iv) copies of plans and specifications pertaining to the Work; (v) copies of all licenses and permits required in connection with the performance of the Work; and (vi) certificates of insurance (in amounts satisfactory to Landlord and with the parties identified in, or required by, the Lease named as additional insureds) and instruments of indemnification against all losses, which may arise in connection with the Work.

(b) Tenant, Contractor, Architect and the Related Parties shall work in harmony and not interfere with other tenants of the Building, or with Landlord or Landlord’s agents in connection with any Landlord’s work in other premises and in common areas of the Building, or with the general operation of the Building. If at any time any such person shall, as a result of such parties’ gross negligence or willful misconduct, cause or threaten to cause such disharmony or interference, including labor disharmony, and Tenant shall fail, within twenty-four (24) hours of receipt of written notice from Landlord, to institute and maintain such corrective actions as reasonably directed by Landlord to Tenant in writing, then Landlord may withdraw such license upon twenty-four (24) hours’ prior written notice to Tenant.

(c) Any entry into and occupancy of the Premises by Tenant, Contractor, Architect, or any of the Related Parties shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, specifically including the provisions of Section 11 thereof (regarding Tenant’s improvements and alterations to the Premises), and excluding only the covenant to pay Rent. Except as a result of Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for any injury or death to any person or persons, loss or damage which may occur to any of the Work made in or about the Premises or to property placed therein during the period the Work is being performed, the same being at Tenant’s sole risk and liability. Except in connection with Landlord’s gross negligence or willful misconduct, Tenant agrees to indemnify, defend and hold harmless Landlord from and against all losses, which may be brought or made against Landlord, or which Landlord may pay or incur, by reason of the Tenant’s early access to the Premises pursuant to this Section or due to the Work. Tenant shall be liable to Landlord for any damage to the Premises or to any portion of the Work caused by the gross negligence or willful misconduct of Tenant or any of its Related Parties. In the event that the performance of the Work directly, proximately and reasonably causes extra costs to Landlord or requires the use of other Building services, Tenant shall reimburse Landlord for such direct, proximate and reasonable extra costs within ten (10) days following receipt of written demand from Landlord therefor.

9. Communications with Landlord’s Contractor and Architect. In no event shall Landlord pay for, or be responsible for in any other way, any amount in excess of the Allowance or any work performed by Contractor or any architect that is not first approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed (the “Architect”). If Contractor or Architect performs any work on behalf of Tenant which has not previously been approved in writing by Landlord and included in the Cost of the Work, Tenant shall pay for all such Work. Nothing contained herein shall (a) be construed as consent by Landlord to any Work performed by Contractor or Architect and/or (b) constitute a waiver of, or limit or exclude, any of Landlord’s rights or remedies under the Lease, at law or in equity.

10. Force Majeure. If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental laws or regulations or other cause without fault and beyond the control of the party obligated (financial inability excepted), performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

LEASE EXHIBIT D

FORM OF CONFIRMATION OF COMMENCEMENT DATE

                    , 2007

InSys Therapeutics

15220 North 51st St

Phoenix, AZ 85044

RE: 10220 North 51st Street

Dear Tenant:

This letter shall confirm that the Commencement Date for the above-referenced Lease is                     , 2007.

InSys Therapeutics, Inc., as Tenant, hereby acknowledges the following: (i) Tenant is in possession of the Premises (as defined in the Lease); (ii) the Lease is in full force and effect; (iii) to the best of Tenant’s knowledge, Landlord is not in default under the Lease; and (iv) possession of the Premises is accepted by Tenant as having been delivered in accordance with the terms and conditions of the Lease.

Our records indicate the following information for the 15,839 square feet of space:

Commencement Date:	, 2007

Rent Commencement Date:	November 1, 2007

Next Monthly Base Rent due:	December 1, 2007

Operating Expense commencement date:	November 1, 2007

Lease Expiration Date:	October 31, 2012

Please sign two (2) copies of this letter in the space provided below acknowledging your agreement with the above and return them to me at my office. I suggest you attach a copy of this letter to your copy of the Lease.

Thank you again for your cooperation and assistance regarding this matter. Please contact me at any time should you have questions regarding the lease, building, or any related manner.

Sincerely,	Acknowledged and Agreed to this day of , 2007

Sheila Reed, Operations Manager	InSys Therapeutics, Inc

	By:	/s/ illegible
	Title:	President & CEO

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LEASE EXHIBIT E

Broom Clean Condition and Repair Requirements

•	All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

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All truck doors and dock levelers should be serviced and placed in good operating order (including, but not limited to, overhead door springs, rollers, tracks and motorized door operator). This would include the necessary (a) replacement of any dented truck door panels, broken panels and cracked lumber, and (b) adjustment of door tension to insure proper operation. All door panels that are replaced shall be painted to match the Building standard.

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All structural steel columns in the warehouse and office should be inspected for damage, and must be repaired. Repairs of this nature shall be pre-approved by the Landlord prior to implementation, which approval shall not be unreasonably withheld or delayed.

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HVAC system shall be in good working order, including the necessary replacement of any parts to return the unit to a well-maintained condition. This includes, but is not limited to, filters, thermostats, warehouse heaters and exhaust fans. Upon move out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition of the HVAC system.

•	All holes in the sheet rock walls shall be repaired prior to move-out. All walls shall be clean.

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The carpets and vinyl tiles shall be in a clean condition and shall not have any holes or chips in them. Flooring shall be free of excessive dust, dirt, grease, oil and stains. Cracks in concrete and asphalt shall be acceptable as long as they are ordinary wear and tear, and are not the result of misuse.

•	Facilities shall be returned in a clean condition, including, but not limited to, the cleaning of the coffee bar, restroom areas, windows, and other portions of the Premises.

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There shall be no protrusion of anchors from the warehouse floor and all holes shall be appropriately patched. If machinery/equipment is removed, the electrical lines shall be properly terminated at the nearest junction box.

•	All exterior windows with cracks or breakage shall be replaced. All windows shall be clean.

•	Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

•	All mechanical and electrical systems shall be left in a safe condition that confirms to code. Bare wires and dangerous installations shall be corrected to Landlord’s reasonable satisfaction.

•	All plumbing fixtures shall be in good working order, including, but not limited to, the water heater. Faucets and toilets shall not leak.

•	All dock bumpers shall be left in place and well-secured.

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•	Drop grid ceiling shall be free of excessive dust from lack of changing filters. No ceiling tiles may be missing or damaged.

•	All trash shall be removed from both inside and outside of the Building.

•	All signs in front of Building and on glass entry door and rear door shall be removed.

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EXHIBIT F

Rules and Regulations

l. Animals. Tenants shall not bring any animals (except seeing eye and other service provider dogs) into the Building.

2. Certain Substances. Tenant shall not, except as may be required under the terms of the acceptable use provisions of this Lease, without the prior written consent of Landlord, use, keep, or permit to be used or kept any noxious gas or substance, including without limitation flammable or combustible fluids or substances, in the Premises, or permit or suffer the Lease Premises to be occupied or used in a manner unreasonable to Landlord or other occupants of the Building by reason of noise, odors, and/or vibrations, or unreasonably interfere in any way with other lessees or those having business therein.

3. Dangerous Activities. Tenant shall not make any use of the Premises which involves unreasonable danger of injury to any person.

4. Deliveries. Tenant shall ensure that deliveries of material and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be reasonably designated in writing to Tenant, and shall promptly pay or cause to be paid to Landlord the reasonable cost or repairing any damage in the Building caused by the negligence or willful misconduct of any person making such deliveries within ten (10) days following receipt of written demand therefor from Landlord.

5. Fire and Security Regulations. Tenant agrees that it shall comply with all fire and security regulations that may be reasonably issued in writing to Tenant from time to time by Landlord in writing, and Tenant shall also provide Landlord with the name of a designated employee to represent Tenant in all matters pertaining to such fire or security regulations.

6. Future Changes. Landlord reserves the right, by written notice to Tenant, to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in Landlord’s reasonable judgment, it is necessary or desirable or proper for the best interests of the Building and its tenants, with thirty (30) days prior written notice, provided that the same shall not result in any rule or regulation becoming unreasonable or discriminating against any tenant in the Building. Landlord reserves the right to make such other reasonable, non-discriminatory rules and regulations as in its reasonable judgment may be necessary or desirable for the safety, care, and cleanliness of said premises and for the preservation of good order therein. Tenant agrees to abide by all such reasonable and non-discriminatory rules and regulations that may be hereafter adopted.

7. Heavy Articles. Except as a result of the gross negligence or willful misconduct of a Landlord Party, Landlord will not be responsible for the loss or damage to any safe or property from any cause, and all damage done to the Building by moving or maintaining any safe or other property shall be repaired at the reasonable expense of Tenant.

8. Intoxication. Landlord reserves the right to exclude or expel from the Building any person who, in the reasonable judgment of the Landlord is, intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

9. Loading and Unloading. The delivery and shipping of merchandise, supplies, fixtures and other materials or goods of whatsoever nature to or from the Premises and all loading, unloading and handling thereof shall be done only at such times, in such areas, by such means as are reasonably designated in writing to Tenant by Landlord. Landlord may from time to time make and amend regulations for the orderly and efficient operation of delivery facilities to the Property provided the same are reasonable and non-discriminatory among the tenants in the Building.

10. Locks. Landlord may from time to time install and change locking mechanisms on entrances to the Building and Common areas thereof, and (unless 24-hour security is provided by the Building) shall promptly upon such installation or change provide to Tenant a reasonable number of keys and replacements therefor to need the bona fide requirements of Tenant. In these rules “keys” include any device serving the same purpose. If with Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, Tenant installs lock(s) incompatible with the Building master locking system:

(a) Tenant shall indemnify Landlord against any reasonable expense as a result of forced entry thereto which may be required in an emergency, and

(b) Tenant shall at the end of the Term and at Landlord’s request remove such lock(s) at Tenant’s expense.

11. Obstructions. Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the entrances, lobbies, corridors, stairwells, elevators, or other Common Areas of the Building, or use such locations for any purpose except access to and exit from the Premises without Landlord’s prior written consent. Landlord may remove at Tenant’s expense any such obstruction or thing (unamortized by Landlord without notice or obligation to Tenant).

12. Personal Use of Leased Premises. The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes.

13. Public Access. The halls, passages, exits, entrances, stairways, balconies, and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the reasonable judgment of Landlord shall be prejudicial to the safety, character, reputation, and interests of the Building and its lessees provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of the Tenant’s business unless such persons are engaged in illegal activities. Neither Tenant nor Tenant’s employees or invitees shall be permitted on the roof of the Building.

14. Repair, Maintenance, Alterations, and Improvements. Except in the event of an emergency, Tenant shall carry out Tenant’s repair, maintenance, alteration and improvements in the Premises only during times agreed to in advance in writing by Landlord, which shall not be unreasonably withheld or delayed, in a manner which will not unreasonably interfere with the rights of other tenants in the Building.

15. Return of Keys. At the end of the term of the Lease, Tenant shall promptly return to Landlord all keys for the Building and Premises which are in possession of Tenant.

16. Security. Landlord may from time to time adopt reasonable and appropriate systems and procedures for the security or safety of the Building, any persons occupying, using or entering the same, or any equipment, furnishings or contents thereof, and Tenant shall comply with Landlord’s reasonable written requirements relative thereto.

17. Shut-Down. Tenant shall cause the doors of the Premises to be closed and securely locked before leaving the Building, and shall observe strict care and caution that all water faucets or water apparatus are entirely shut off before Tenant leaves the Building, and that all electricity shall likewise be carefully shut off, so as to prevent waste or damage.

18. Windows. Tenant shall observe Landlord’s reasonable, non-discriminatory, written rules with respect to maintaining uniform drapes at all windows in the Premises so that the Building presents a uniform exterior appearance, and shall not install any window shades, screens, drapes, covers or other materials on or at any window in the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed.

19. Wiring. Tenant will direct electricians as to the location and manner of placement of telephone and telegraph wires. The installation of significant telephone and other significant office equipment affixed to the Premises, and the installation of electrical outlets in excess of 110 volts, shall be subject to the approval of the Landlord. Landlord reserves the right to enter upon said Premises for the purpose of installing additional electrical wiring and/or other utilities for the benefit of Tenant (with Tenant’s knowledge and written approval thereof) or adjoining lessees, but only after reasonable notice to Tenant and only at times other than during normal business hours.

EXHIBIT G

Employee Parking Area

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